Exhibit 99.1

FOR IMMEDIATE RELEASE

United Insurance Holdings Corp. Kimberly A. Salmon as
General Counsel and Chief Legal Officer

St. Petersburg, FL - February 6, 2014 - United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), today announced that the Company has appointed Kimberly A. Salmon as General Counsel and Chief Legal Officer effective February 24, 2014. In this newly created position, Ms. Salmon will be responsible for directing and leading all aspects of the Company’s legal affairs.

Ms. Salmon, 53, has twenty-one years of experience in the insurance defense industry. Prior to joining UPC Insurance, Ms. Salmon served as a partner in the firm Groelle & Salmon, P.A. Ms. Salmon is a member of the Florida Bar and the U.S. District Court for the Middle District of Florida. Ms. Salmon obtained her JD from Stetson University and her Bachelors of Arts in Criminal Justice from Florida Atlantic University.

Mr. John Forney, President and Chief Executive Officer of UPC Insurance, stated, “We are thrilled to welcome Kim to the UPC Insurance team. Kim has been an industry leader in helping insurance companies fight fraudulent claims, and we welcome her specific expertise in that regard. In addition, she brings an impressive array of other skills that will enable us to improve the efficiency with which we manage all of our legal affairs. With Kim’s hiring, the build-out of our executive team is complete. I couldn’t be more pleased with the quality of the team we have assembled and the breadth and depth of experience we now have in all major areas of our company.”

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies through a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance using a network of independent agents in Florida, Massachusetts, Rhode Island, New Jersey, North Carolina, Texas and South Carolina, and is licensed to write in New Hampshire and Georgia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com